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                                                                     EXHIBIT 8.1

                               ____________, 2000


Board of Directors
Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland 21202

Dear Board Members:

     You have requested an opinion regarding the material federal tax consequences of a proposed transaction involving the merger of Harbor Federal Bancorp, Inc., a Maryland corporation ("Harbor"), with and into Provident Bankshares Corporation, a Maryland corporation ("Provident"), (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of May 3, 2000 by and between Harbor and Provident (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Proxy Statement/Prospectus (the "Proxy Statement") included in Provident's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement or the Proxy Statement.

     Under the Merger Agreement, at the Effective Time, Harbor will be merged with and into Provident and the separate existence of Harbor will cease. Provident will be the surviving corporation and continue its corporate existence under the laws of Maryland. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Harbor's common stock (the "Harbor Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.256 shares of the common stock of Provident (the "Provident Common Stock"), subject to the payment of cash in lieu of fractional shares.

     Our opinion is provided solely with respect to the material federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Section 5.1(f) of the Merger Agreement.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate.
We have also received and relied upon, without independent verification, certain factual representations of Harbor concerning Harbor itself as well as the transaction and certain factual
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representations of Provident concerning the transaction and certain post-Merger plans ("Representations"). We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. We have assumed that all daily operations of Provident will be conducted in a manner wholly consistent with all Representations provided by Provident. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Merger Agreement.
We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement and that the Merger will qualify as a merger under applicable law.

     The Merger Agreement and the Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations provided by Provident and Harbor are incorporated in this letter as part of the statement of the facts.

                             LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations issued thereunder which are cited herein. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.
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______________, 2000
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                              FEDERAL TAX OPINION

     Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to in this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

     (1) The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) and of the Code and Harbor and Provident will each be a party to the reorganization.

     (2) No gain or loss will be recognized by Provident or Harbor as a result of the Merger.

     (3) No gain or loss will be recognized by the stockholders of Harbor who exchange all of their Harbor Common Stock solely for Provident Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share interest in Provident Common Stock.

     (4) The tax basis of the Provident Common Stock received by stockholders who exchange their Harbor Common Stock for Provident Common Stock pursuant to the Merger will be the same as the tax basis of the Harbor Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange.

     (5) The holding period of Provident Common Stock received by each stockholder in the Merger will include the holding period of Harbor Common Stock exchanged therefor, provided that such stockholder held such Harbor Common Stock as a capital asset on the Effective Date.

                              MULDOON, MURPHY & FAUCETTE LLP